Exhibit 10.01

AGREEMENT FOR PURCHASE

        This Agreement is made this 20th day of March 2002 by and between Multi-Link Communications LLC, a limited liability corporation located at 7999 Knue Road, Suite 101, Indianapolis, IN 46250 (hereinafter referred to as “Seller” or “MLNK”) and Signius Corporation, a Delaware corporation located at 345 Witherspoon Street, Princeton, NJ 08542 (hereinafter referred to as “Buyer” or “Signius”).

1. SALE OF ASSETS

        Seller agrees to sell and Buyer agrees to purchase from Seller on the terms and conditions hereinafter set forth, the tangible and intangible assets (collectively the “Assets”) of the Telephone Answering Service (“TAS”) business operating at 7999 Knue Road, Suite 101, Indianapolis, IN 46250 (collectively the “Business”), including the property described herein free and clear of all liens, liabilities and encumbrances of any kind except as noted below. Included in the Assets are:

        (a) All of Seller’s accounts including telephone answering service accounts, digital pager accounts (to the extent used by TAS customers only), alpha pager accounts, voice mail (to the extent used by TAS customers only), telemarketing, service accounts and order entry accounts (collectively “Accounts”) as identified on Schedule A attached hereto, together with any new accounts accepted between the date of this Agreement and the Closing Date, less any of the Accounts shown on Schedule A who terminate service or whose service is terminated by Seller for non-payment, between the date of this Agreement and the Closing Date. Seller will also separately list any accounts that trade for services versus paying for the service;

        (b) The chairs, and answering service systems and equipment, computers to support the same, software, pagers (including the rights to those that are leased from others), and equipment used or sold in the normal course of business as identified on Schedule B attached hereto and all other property, tangible and intangible, real or personal (excepting cash in the bank) owned by the Business and relating to the TAS. Notwithstanding the foregoing, it is understood that assets and accounts used for the stand alone voicemail and voice processing business remain with Seller. Assets not specifically listed in Schedule B will remain with the Seller.

        (c) Any and all telephone numbers, DID numbers, , airtime rental for pagers related to the Business as listed on Schedule C.

        (d) All Accounts Receivable of the Accounts whether current or previously written off. Seller will also provide Buyer at Closing with an electronic and hard copy of its Accounts billing database from its TBS system.

        (e) All goodwill of the Business, including without limitation, TAS customer lists and reputation, TAS supplier lists, TAS sales records, TAS working files, TAS supplier files and all other TAS records, working files, licenses, certificates, promotional materials and other similar property and intellectual rights, if any. Notwithstanding the foregoing, the right to use the names Multi-Link and Hellyer Communications will be limited to a 90 day period after Closing and Seller reserves the right to transfer rights to those names to any future buyer of its other businesses.

        (f) All inventory and any employment or contract rights;

        (g) All security deposits and other prepaid amounts collected from the Accounts (as listed on Schedule A) up to the Closing Date. The total of these amounts will be deducted from the payment of the purchase price by Buyer; provided, however, that Buyer shall assume all obligations to return such security deposits and provide service to customers for the prepaid period or refund prepayments to customers in accordance with normal terms.

2. PURCHASE PRICE:

        The consideration paid for the Assets shall be Four Hundred Seventy Five Thousand Dollars ($475,000). $375,000 shall be paid in cash at Closing less an amount equal to any liabilities assumed by Buyer at Closing for (a) employee accrued vacation entitlement and (b) customer deposits and prepayments. Except as set forth in Section 1(g), Section 14 and except as otherwise specifically agreed to by Buyer in writing, Buyer will not assume nor undertake to perform or pay any of the debts, liabilities or obligations of Seller (including without limitation, trade creditors, general creditors or state or federal taxing authorities) existing or incurred prior to the Closing Date. In addition, Seller will request Zions Credit Corporation (the Lessor on the Infinity TAS Equipment) to transfer $100,000 of the obligation owed by Seller to Buyer on terms acceptable to each party. If no agreement with Zions Credit Corporation can be reached through good faith efforts by all parties, Buyer will pay an additional $100,000 in cash which Seller will use to repay the Lease and provide clear title to the Infinity TAS equipment to Buyer.

3. CLOSING DATE:

        Closing shall occur on March 29, 2002 (“Closing Date”) at Seller’s principal place of business or at such other time or place as the parties may agree and shall be effective as of 12:00 A.M. on the March 31, 2002. All liabilities accruing prior to and including the Closing Date will be obligations of Seller subject to the terms herein contained.

4. COVENANT NOT TO COMPETE

        In consideration of this sale, Seller, Nigel Alexander and Shawn Stickle agree to execute and deliver to Buyer, a Covenant Not To Compete in the form attached to this Agreement and incorporated into this Agreement as Schedule D. The Covenant Not To Compete shall be for a period of three years following the Closing, and shall cover activities related to the operation of TAS and live operator call center businesses and shall cover the State of Indiana. .

5. GOVERNING LAW:

        This Agreement shall be governed by and construed in accordance with the laws of the state where the Business is located.

6. BUYER REPRESENTATION:

        Buyer is a Corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby. All approvals necessary prior to closing this transaction will be completed. The consummation of the transactions provided for by this Agreement shall not constitute any breach of any contract or agreement to which Buyer is a party.

7. SELLER REPRESENTATION:

        Seller warrants that it is a limited liability company duly organized and registered pursuant to the provisions of the Indiana Business Flexibility Act and is validly existing and in good standing under the laws of Indiana, and has full power and authority to enter into this Agreement and carry out the transactions contemplated hereby: Seller further represents that no other corporate proceeding on the part of Seller is necessary to authorize the execution and delivery of this Agreement or authorize the performance of any of the transactions contemplated hereby.

        (a) Taxes: As of the Closing Date, to the best of Seller’s knowledge, the Seller will comply with all federal, state and local governmental requirements relating to the filing of income tax returns, sales and use tax returns, or property tax returns. All outstanding tax liabilities, including penalties and interest, if any, of any federal, state and local governmental authorities have been paid or will be paid within 30 days from the Closing Date from the Purchase Price except for those taxes not then due. Seller agrees to pay all taxes accrued during Seller’s ownership of such Assets within thirty days of the due date of such taxes.

        (b) Representations: (i) Seller represents that all information provided to Buyer is true and correct in all material respects and accurately reflects the financial results of the Business and that Seller has good and marketable title to the Assets and will transfer the assets free and clear of all taxes, liens assessments and security interests except as provided herein; (ii) all assets necessary to generate the revenues reflected in (b)(iii) below except the Glenayre MVP system currently used for voicemail and voice processing are being transferred at closing; (iii) the gross monthly billing of the Business, net of sales taxes and cancelled accounts, is on average over the immediate three months prior to the Closing Date, at least $55,000 and that Seller has no knowledge of any facts or events (including any pending cancellation) that would materially and adversely affect this average; and (iv) no representations or warranties by Seller in this Agreement, nor any document, statement, certificate, or schedule furnished, or to be furnished, to Buyer by Seller pursuant to this Agreement or in connection with the transactions contemplated hereby contains, or will contain, any untrue statement of a material fact or omit, or will omit, to state a material fact necessary to make the statement of fact contained therein not misleading.

        (c) Litigation: As of the Closing Date, to the best of Seller’s knowledge, there is no proceeding or investigation pending or threatened against Seller or the Business before any court, arbitrator or governmental body that would involve the Assets of the Business in any manner.

        (d) Compliance: To the best of Seller’s knowledge, information and belief, Seller and the Business have complied with and is in compliance with all federal, state and local laws, ordinances, regulations, rules, permits, judgments, orders or decrees applicable to the operation of the Business and that there exists no basis for any claim or default under or violation of any such statute, law or ordinance that would materially or adversely affect the Seller’s ability to satisfy its obligations under this Agreement.

8. ACTIONS OF SELLER AT CLOSING:

        On the Closing Date, Seller shall execute and deliver to Buyer the following:

        (a) A general instrument of sale, conveyance, assignment, transfer and delivery substantially similar in form to Exhibit A (“Bill of Sale”).

        (b) A schedule of receivables due for the Accounts and Aging Report attached hereto as Schedule E.

        (c) A duly executed Covenant Not To Compete attached hereto as Schedule D.

        (d) A complete set of Exhibits and Schedules as reflected herein;

        (e) Seller shall supply a detailed list of customer security deposits and prepaid accounts to Buyer so that Buyer may deduct such amounts from the cash element of the purchase price in accordance with the provisions of Section 2 above.

        (f) All records, customer and vendors’ lists, correspondence and other files or exact copies thereof relating to the operation and existence of Seller’s TAS Business;

        (g) Corporate Resolution authorizing the conveyance to Buyer.

        (h) A list of all employees of Seller’s TAS business, including details of salary, accrued vacation, benefits and date of joining Seller.

        (i) A letter of authorization providing that Buyer is authorized to change the address and responsibility of accounts for ongoing services provided to the Business similar in form to Exhibit B.

        (j) Any other document or documents not listed above that, upon mutual agreement of the parties, are determined to be necessary to effectuate the asset sale in accordance with the terms of this Agreement.

9. ACTIONS OF BUYER AT CLOSING:

        On the Closing Date, Buyer shall execute and deliver to Seller the following:

        (a) Pay the Seller the purchase price in the amount, form and manner herein prescribed less any deductions for accrued employee vacation, customer deposits and customer prepayments;

        (b) Enter into such documentation as is required by Keybank to assume $100,000 of the lease liability relating to the Infinity TAS equipment, or pay $100,000 to Keybank to repay the leasing liability.

        (c) Any other documents or instruments not listed above and as agreed upon by Buyer, acting in good-faith as reasonably necessary to effectuate the asset sale and purchase in accordance with the terms of this Agreement.

11. INDEMNITY:

        Seller for itself and its successors and assigns covenants and agrees to hold harmless and indemnify Buyer from any and all liabilities and claims whatsoever that relate to the Business prior to the Closing Date or that relate to the Asset sale or the sale of the Business and to indemnify and hold Buyer harmless for costs and expenses, including reasonable attorneys fees, and upon reasonable request to take such action and to execute and deliver to Buyer any further documents that Buyer may subsequently reasonably require to reduce any of the same to possession or to pass to any of the same or to evidence any undertakings by Seller or Business.

        In the event any claim or liability for which Seller may be responsible under this section is made known to Buyer, Buyer shall promptly notify Seller of such claim or liability and allow Seller the opportunity to object to and/or defend against such claim or liability.

        Buyer for itself and its successors and assigns covenants and agrees to hold harmless and indemnify Seller from any and all liabilities and claims whatsoever that relate to the Business after the Closing Date or that relate to the Asset sale or the sale of the Business and to indemnify and hold Seller harmless for costs and expenses, including reasonable attorneys fees, and upon reasonable request to take such action and to execute and deliver to Seller any further documents that Seller may subsequently reasonably require to reduce any of the same to possession or to pass title to any of the same or to evidence any undertakings by Buyer or Business.

        In the event any claim or liability for which Buyer may be responsible under this section is made known to Seller, Seller shall promptly notify Buyer of such claim or liability and allow Buyer the opportunity to object to and/or defend against such claim or liability.

12. BUSINESS OPERATIONS:

        (a) Ordinary Course - Seller will conduct its business in the ordinary course, consistent with past practices, until the Closing Date. Seller shall use its reasonable efforts to keep the Business relationships intact, including retention of customers and others having business relations with it. Seller further agrees that subsequent to the Closing Date, it will take no action detrimental to Buyer’s operation of the Business. Seller assumes all risk of loss due to fire or any other casualty up to the Closing Date. If a casualty occurs prior to the Closing Date that is outside the ordinary course of business and interrupts the Business’ operations, then Buyer shall have the option of terminating the Agreement. All expenses shall be prorated to the Closing Date except prepaid expenses related to periods following the Closing Date.

        (b) Payables - Telephone service, utilities, yellow page advertising, line charges, accounts payables for goods and services, labor and trade expenses, and other expenses and liabilities due prior to the Closing Date or for periods prior to the Closing Date that are billed after the Closing Date shall be charged to and be the responsibility of Seller. Buyer shall change the billing accounts from the Seller to Buyer the week after the Closing Date. Seller agrees to execute any document or documents necessary to effectuate these account changes. As to Assets being acquired, all payables to State and Federal taxing authorities and other governmental agencies having jurisdiction over the operation of the Business and/or any creditor having lien or assessment rights against the Business and the Assets being purchased by Buyer shall be paid or resolved by Seller at or before the Closing Date. Seller shall pay off any non-real estate capital leases and transfer such assets to Buyer free and clear of liens.

        (c) Post Closing Operations – Due to short time between the date of this agreement and the Closing Date, it may be necessary for Buyer to operate the Business in its current location and with Seller’s existing employees for a period of time after Closing. (a) Commencing 4/1/2002 Buyer shall pay $1,000 per month as a contribution towards facility expenses related to the Business for each month or partial month until such time as Buyer ceases to provide services from Seller’s existing location. This payment will include rent, HVAC expenses, and reasonable use of copiers, fax machines and other routine office expenses. (b) Additionally, some of the TAS Accounts utilize voicemail and voice processing provided on the Glenyre MVP equipment that is excluded from the sale. Seller agrees to supply such voicemail and voice processing to the Accounts at no charge for a period of 90 days following the Closing Date. Should the Buyer continue to use such voice mail or voice processing services after the 90-day period has passed, Buyer shall pay Seller a fee equal to $10 per mailbox with a monthly minimum of $100 for such services. (c) In the event that Seller’s sales force continues to sell TAS services to be provided by Buyer, Buyer will pay Seller 1X the fixed monthly revenue for any new accounts sold by Seller’s sales force. Payments to be made no later than 30 days after the sale date. (d) Seller will cooperate with Buyer to achieve timely billing of April 2002 charges and may complete invoicing through Seller’s TBS billing system with customers instructed to send payments to an address or account designated by Buyer.

14. PAYROLL OBLIGATION:

        For all periods prior to the Closing Date and continuing until the earlier of: a) the date Buyer ceases taking calls in Seller’s existing TAS office; or, b) a date not later than April 30, 2002 (“Employee Transfer Date”), Seller shall be responsible for the payment of all wages, withholdings, benefits and other taxes for all employees of the Business. Within three days of receipt of invoices from Seller Buyer will reimburse Seller for the actual TAS Business employee costs incurred by Seller between the Closing Date and the Employee Transfer Date including wages, overtime, employer FICA taxes, health and dental benefits and any other direct costs of employing the TAS Business employees. Seller will account to its employees for vacation pay and permit the employees to be paid for accrued but untaken vacation or to continue to accrue the vacation pay after closing. At Closing Seller will provide Buyer with a schedule of current employee vacation accruals that were not paid as part of Closing and Buyer will deduct such amount from the purchase price. The parties will work together to effectuate the smooth transition. Seller will terminate the employees on the Employee Transfer Date and Seller will be responsible for all costs related to termination of the employees. At closing of this transaction, Seller shall deliver to Buyer copies of personnel files of all Seller’s employees and assign to Buyer any restrictive covenant signed by an employee. Seller will indemnify Buyer from any claims of any employee that was related to any period prior to the Employee Transfer Date. Buyer will offer employment to all active employees of Seller’s TAS business at rates of pay equal to their present compensation until the Employee Transfer Date. Buyer will use its best efforts to accommodate requests from employees for specific shifts. Buyer shall not have any responsibility or obligation to previous employees of Seller with respect to any pension plan that may have been provided by Seller; nor does Buyer have any obligation to provide a pension plan. After the Employee Transfer Date, Seller’s employees who are employed by Buyer will be offered Health and Medical benefits consistent with Buyer’s policies without any waiting period. In the event that Buyer’s benefits cannot be in place at the Employee Transfer Date, Buyer will reimburse Seller’s employees electing COBRA coverage an amount equal to ½ of single coverage on Seller’s plan until Buyer’s benefits become available or for so long as such employee remains employed with Buyer following the Employee Transfer Date.

16. DUE DILIGENCE:

        Prior to the Closing Date, Buyer and its legal counsel, accountants and other representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of or relating to the Business and Assets. However, Buyer may not take possession of customer lists or accounts receivable aging reports until $200,000 has been paid. Buyer shall use its best efforts not to disrupt Seller’s Business in exercising its rights to access hereunder. Seller shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the Business that may be reasonably requested.

17. ASSIGNMENT AND SEVERABILITY:

        This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The rights and duties of the parties under this Agreement can only be assigned by prior written agreement of the parties. In the event any portion of this Agreement may be determined by any court of competent jurisdiction to be unenforceable, the balance of the Agreement shall be severed therefrom and shall continue in full force and effect unless a failure of consideration would thereby result.

18. ENTIRE AGREEMENT:

        This Agreement, in conjunction with the Exhibits and Schedules attached hereto, embodies the entire agreement of the parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. This Agreement may be executed in any number of counterparts, including fax or facsimile transmission, and each such counterpart shall be deemed to be an original instrument. All such counterparts together shall constitute one instrument. Facsimile transmission of signatures shall be fully effective if acknowledged by signatory.

19. CONFIDENTIALITY:

        To the extent not inconsistent or contrary to the rules and laws regulating disclosures by public companies, each party agrees it shall hold in strict confidence and shall not disclose to any third party, except to its attorneys, accountants or other advisors to the extent necessary to obtain advice in connection with the purchase and sale of the Assets, any information regarding the transactions contemplated by this Agreement or any information obtained by such party from the other party resulting to the other party’s business or financial condition or any other matter. This clause shall survive the termination of this Agreement.

20. ATTORNEY AND BROKER FEES:

21.

        (a) In the event either party defaults in any of their covenants herein so as to require the party not in default to commence legal or equitable action against the defaulting party, the defaulting party agrees to pay all reasonable expenses of said litigation, including reasonable sums for attorney fees.

        (b) Seller represents that no Broker has in any way been involved in this transaction. Seller agrees to hold Buyer harmless from any person or entity claiming a commission, finder’s fee or other compensation related to this transaction.

        The parties hereto execute this Agreement as of the date first written above and intending to be legally bound.

BUYER                                             SELLER

By:
    ________________________________________      _____________________________________________
    Gary Pudles           Date                    Nigel Alexander            March 21, 2002
    President                                     Chief Executive Officer